EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP APPOINTS JEFFREY J. DAHL AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

CHESTER, WV — January 10, 2011 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced the appointment of Jeffrey J. Dahl as President and Chief Executive Officer of the Company, effective immediately.  Mr. Dahl replaces interim CEO Steven M. Billick, who will continue in his role as Chairman of the Board of Directors for MTR Gaming.

“We are pleased to announce that Jeff has agreed to fill the position of President and CEO for our company,” said Mr. Billick. “Jeff possesses a wealth of gaming experience and we believe Jeff’s extensive success with casinos and resorts in Mississippi will translate well to our regional properties in West Virginia, Pennsylvania and Ohio.  With his consistent history of success in generating both top and bottom line growth, we believe he is the right person to lead and to grow MTR Gaming in both the near and long-term.”

Mr. Dahl has 30 years of experience working in the gaming industry and has most recently been the Founder and Principal of The Jay Daniel Company, a consulting and management services firm for the gaming industry, which has successfully managed Harlow’s Casino Resort in Greenville, MS since 2009.  Prior to founding The Jay Daniel Company, Mr. Dahl was President and Chief Operating Officer of Torguson Gaming Group from 2006 to 2008, as well as President and Chief Operating Officer of Beau Rivage Resorts from 2000 to 2005 — both located in Biloxi, MS.  At Beau Rivage, he managed the operations of the resort and more than doubled operating profits to over $80 million in a five-year period, while having the resort recognized as one of the Top 500 Hotels in the World by Travel & Leisure magazine in 2003 and 2004.  Mr. Dahl has also held various positions at additional casinos in Biloxi, Gulfport and Bay St. Louis, MS, as well as The Mirage in Las Vegas, Nevada.  He received his Bachelor of Science degree in Business Administration (emphasis in Accounting) from the University of Nevada, Las Vegas.

“MTR Gaming is well positioned with great properties in the Ohio Valley and Pennsylvania regions and I am very excited to begin this new chapter in my career,” said Mr. Dahl.  “I look forward to working closely with the MTR team as we explore new business opportunities and continue to increase shareholder value in the Company, as well as continue to optimize the experience for our guests and provide a challenging and rewarding platform for our employees.”

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect. Those risks and uncertainties include, factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Chief Financial Officer

(724) 933-8122

jbittner@mtrgaming.com